Exhibit (a)(49)


                         [HILTON HOTELS CORPORATION LOGO]


         CORPORATE NEWS

                        Contact:  Marc Grossman
                                  Sr. Vice President - Corporate Affairs
                                  (310) 205-7681

                                  Kathy Shepard
                                  VP - Corporate Communications
                                  (310) 205-7676

                                  Geoffrey Davis
                                  Director - Investor Relations
                                  (310) 205-4541




                      HILTON TERMINATES TENDER OFFER FOR ITT

              BEVERLY HILLS, California, November 13, 1997 -- Hilton Hotels Corporation (NYSE:HLT) announced today that it has terminated its $80 per share cash tender offer for 65 million shares of common stock of ITT Corporation (NYSE:ITT). Hilton said that, while the results of the election for directors of ITT had not yet been certified, it was clear that the incumbent directors of ITT had been reelected. Hilton terminated the offer in accordance with its previous announcements and the terms of the offer providing for automatic termination of the offer in the event the incumbent directors were reelected. No shares were purchased pursuant to the offer, and any tendered shares will be returned promptly.


                                      # # #








                                WORLD HEADQUARTERS
             9336 Civic Center Drive, Beverly Hills, California 90210
                              Telephone 310-205-4545
                            Reservations 1-800-HILTONS